EXHIBIT 4.1 - AMENDMENT NO. 5 TO THE
                                  RIGHTS AGREEMENT

                  AMENDMENT NO. 5 TO THE RIGHTS AGREEMENT


               AMENDMENT NO. 5 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of May 25, 2000, by and between NTL INCORPORATED, a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York banking corporation (the "Rights Agent") amends the Rights Agreement (the "Rights Agreement"), dated October 13, 1993, as amended pursuant to Amendment No. 1 to the Rights Agreement ("Amendment No. 1"), dated as of March 31, 1999, Amendment No. 2 to the Rights Agreement ("Amendment No. 2"), dated as of October 23, 1999, Amendment No. 3 to the Rights Agreement ("Amendment No. 3"), dated as of March 28, 2000, and Amendment No. 4 to the Rights Agreement ("Amendment No. 4"), dated as of May 18, 2000, in each case, by and among the Company, the Rights Agent and the other party signatory thereto, if any (collectively, the "Amended Rights Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Amended Rights Agreement.

               WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

               WHEREAS, the Distribution Date has not occurred, and that accordingly, the Company and the Rights Agent hereby amend the Amended Rights Agreement in accordance with Section 27 thereof;

               WHEREAS, in accordance with Section 27 of the Amended Rights Agreement, an authorized officer of the Company has delivered to the Rights Agent an officer's certificate as to the compliance of this Amendment with the terms and conditions contained in Section 27 of the Amended Rights Agreement;

               WHEREAS, the Company and France Telecom entered into an Investment Agreement, dated July 26, 1999, as amended (the "Investment Agreement") pursuant to which the Company agreed to issue and sell and France Telecom agreed to purchase 27,027,027 shares of Common Stock and 2,000,000 shares of 5% Cumulative Participating Convertible Preferred Stock, Series B, par value $0.01 per share, of the Company, having an aggregate liquidation preference of $2,000,000,000 (two billion dollars) (the "Series B Preferred Shares");

               WHEREAS, in connection with a five-for-four stock split by way of stock dividend of the Company, with a record date of October 4, 1999 and a payment date of October 7, 1999, and another five-for-four stock split by way of stock dividend of the Company, with a record date of January 31, 2000 and a payment date of February 3, 2000, the Company and France Telecom executed amendments to the Investment Agreement, the effect of which, among other things, is to change the number of shares of Common Stock deliverable to France Telecom under the Investment Agreement to 42,229,730 shares of Common Stock (the "Investment Agreement Common Shares");

               WHEREAS, COGECOM currently holds (i) 8,451,023 shares of Common Stock, (ii) (A) 750,000 shares of Series A Preferred Stock which are initially convertible into an aggregate of 9,375,000 shares of Common Stock, (B) 5,000 shares of 5% Cumulative Participating Convertible Preferred Stock, Series C of the Company which are initially convertible into an aggregate of 62,086 shares of Common Stock, (C) 9,437.50 shares of 5% Cumulative Participating Convertible Preferred Stock, Series D of the Company which are initially convertible into an aggregate of 115,740 shares of Common Stock and (D) 9,555.47 shares of 5% Cumulative Participating Convertible Preferred Stock, Series E of the Company which are initially convertible into an aggregate of 115,740 shares of Common Stock, (iii) 750,000 shares of 5% Preferred Stock and (iv) $232,000,000 of 5.75% Convertible Subordinated Notes due 2009 of the Company which are initially convertible into an aggregate of 2,144,494 shares of Common Stock;

               WHEREAS, the Company and France Telecom have entered into an Assignment Agreement pursuant to which France Telecom has assigned its rights to purchase the Series B Preferred Shares and the Investment Agreement Common Shares pursuant to the Investment Agreement to COGECOM, subject to the terms and conditions of such assignment agreement;

               WHEREAS, the Company entered into a Restated Transaction Agreement, dated as of July 26, 1999 (the "Restated Transaction Agreement"), by and among the Company, Cable and Wireless plc ("Cable and Wireless"), Cable & Wireless Communications plc ("Cable & Wireless") and Bell Atlantic Corporation pursuant to which the Company agreed to acquire the residential cable assets of Cable & Wireless;

               WHEREAS, pursuant to the results of the Mix and Match Election effected pursuant to the Restated Transaction Agreement as partial consideration of Cable and Wireless' ownership of Cable & Wireless ordinary shares, Cable and Wireless and its Affiliate, C&W Cable Limited (collectively, the "Cable and Wireless Parties") will receive from the Company upon Completion (as such term is defined in the Restated Transaction Agreement) approximately 44,362,613 shares of Common Stock (the "Cable and Wireless Parties Common Shares"); and

               WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, to amend, to the extent necessary, the Amended Rights Agreement to exempt the purchase of the Series B Preferred Shares and any shares of Common Stock issued upon conversion or redemption of, or as a dividend with respect to, the Series B Preferred Shares and any subsequent series of convertible preferred stock of the Company resulting from the issuance of the Series B Preferred Shares, the Investment Agreement Common Shares and the Cable and Wireless Parties Common Shares, in each case, from the application of the Amended Rights Agreement.

               In consideration of the premises and the mutual agreements set forth herein and in the Amended Rights Agreement and this Amendment, the parties hereto intending to be legally bound hereby agree as follows:

               Section 1. Incorporation of "Cable & Wireless", "Cable and Wireless", "Cable and Wireless Parties", "Cable and Wireless Parties Common Shares", "Investment Agreement", "Investment Agreement Common Shares" and "Restated Transaction Agreement". The terms "Cable & Wireless", "Cable and Wireless", "Cable and Wireless Parties", "Cable and Wireless Parties Common Shares", "Investment Agreement", "Investment Agreement Common Shares" and "Restated Transaction Agreement" and the respective definitions of such terms as set forth in the Preamble of this Amendment are hereby incorporated in the Amended Rights Agreement under the heading "Certain Definitions" in Section 1 thereof.

               Section 2. Amendment to Definition of "Acquiring Person".
Section 1(a) of the Amended Rights Agreement is hereby amended to add the following sentence after the last sentence thereof, which sentence was added pursuant to Amendment No. 4:

               "Notwithstanding anything in this Agreement to the contrary,
(i) France Telecom and/or any of France Telecom's Affiliates and/or Associates shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of (A) the Investment Agreement Common Shares issued and sold pursuant to the Investment Agreement or (B) the shares of Common Stock issued upon conversion or redemption of, or as a dividend with respect to, the Series B Preferred Shares and any subsequent series of convertible preferred stock of the Company resulting from the issuance of the Series B Preferred Shares and (ii) the Cable and Wireless Parties and/or any of the Cable and Wireless Parties' Affiliates and/or Associates shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of Cable and Wireless Parties Common Shares pursuant to the Restated Transaction Agreement. Notwithstanding the foregoing, in the event France Telecom and/or any of France Telecom's Affiliates and/or Associates or the Cable and Wireless Parties and/or any of the Cable and Wireless Parties' Affiliates and/or Associates, as the case may be, shall acquire any Common Stock or securities convertible, exercisable, exchangeable or redeemable into Common Stock or be issued Common Stock upon the conversion, exercise, exchange or redemption of, or as a dividend with respect to securities of the Company after the date hereof and other than as described in the immediately preceding sentence and solely with respect to France Telecom and/or any of France Telecom's Affiliates and/or Associates, Amendment No. 2 and Amendment No. 3, then (x) France Telecom and/or any of France Telecom's Affiliates and/or Associates or the Cable and Wireless Parties and/or any of the Cable and Wireless Parties' Affiliates and/or Associates, as the case may be, shall be deemed to beneficially own all such securities as well as any securities previously or thereafter acquired and then owned by France Telecom and/or any of France Telecom's Affiliates and/or Associates or the Cable and Wireless Parties and/or any of the Cable and Wireless Parties' Affiliates and/or Associates, as the case may be, and (y) all securities deemed to be Beneficially Owned by France Telecom and/or any of France Telecom's Affiliates and/or Associates or the Cable and Wireless Parties and/or any of the Cable and Wireless Parties' Affiliates and/or Associates, as the case may be, shall be counted in determining when such Person is an "Acquiring Person".

               Section 3. Amended Rights Agreement as Amended. The term "Agreement" as used in the Amended Rights Agreement shall be deemed to refer to the Amended Rights Agreement as amended hereby and as previously amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4. Each of the foregoing amendments shall be effective as of their respective dates and, except as set forth herein, the Amended Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Amended Rights Agreement or Amendment No. 1, Amendment No. 2, Amendment No. 3 or Amendment No. 4 on the other hand, with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.

               Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

               Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

               Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representative as of the date first above written.


Attest:                                     NTL INCORPORATED


By: /s/ Lauren Hochman Blair                By: /s/ Richard J.  Lubasch
   --------------------------------             ------------------------
   Name:   Lauren Hochman Blair                 Name:  Richard J. Lubasch
   Title:  Assistant General Counsel            Title: Executive Vice
                                                       President, General
                                                       Counsel and Secretary


Attest:                                     CONTINENTAL STOCK TRANSFER
                                            & TRUST COMPANY


By: /s/ Steven Nelson                       By: /s/ Michael J. Nelson
   -------------------------                    -----------------------
   Name:  Steven Nelson                         Name:  Michael J. Nelson
   Title: Chairman                              Title: President